1801 California St., Suite 5200 Denver, Colorado 80202 (720) 482-1574

October 14, 2016

VIA EDGAR

U.S. Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549

RE:	Transamerica Funds (the “Registrant”)

(File Nos. 033-02659; 811-04556)

Ladies and Gentlemen:

On behalf of the Registrant, we are hereby filing a combined proxy statement and registration statement on Form N-14, with exhibits (the “Registration Statement”). The Registration Statement relates to Agreements and Plans of Reorganization whereby each Acquiring Fund’s Class R shares, Class R4 shares and Class I3 shares of beneficial interest will be issued in exchange for the assets of the corresponding series of Transamerica Partners Funds Group, Transamerica Partners Funds Group II and Transamerica Partners Portfolio listed on Exhibit A under “Acquired Fund/Portfolio.”

The Registration Statement is being filed pursuant to Rule 488 under the Securities Act of 1933, as amended. It is proposed that this filing will become effective on or about November 15, 2016 pursuant to Rule 488.

Should you have any questions or comments regarding this filing, please contact the undersigned at 720-493-4256.

Very truly yours,

/s/ Tane T. Tyler

Tané T. Tyler

Vice President, Associate General Counsel,

Chief Legal Officer and Secretary

Transamerica Asset Management, Inc.

Exhibit A

Acquired Fund/Portfolio	Acquiring Fund/Classes
Transamerica Partners High Quality Bond (a series of Transamerica Partners Funds Group (“TPFG”))	Transamerica High Quality Bond
Class R
Transamerica Partners Institutional High Quality Bond (a series of Transamerica Partners Funds Group II (“TPFG II”))	Transamerica High Quality Bond
Class R4
Transamerica Partners High Quality Bond Portfolio (a series of Transamerica Partners Portfolio (“TPP”))	Transamerica High Quality Bond
Class I3

Transamerica Partners Inflation-Protected Securities (a series of TPFG)	Transamerica Inflation-Protected Securities
Class R
Transamerica Partners Institutional Inflation-Protected Securities (a series of TPFG II)	Transamerica Inflation-Protected Securities
Class R4
Transamerica Partners Inflation-Protected Securities Portfolio (a series of TPP)	Transamerica Inflation-Protected Securities
Class I3

Transamerica Partners Large Core (a series of TPFG)	Transamerica Large Core
Class R
Transamerica Partners Institutional Large Core (a series of TPFG II)	Transamerica Large Core
Class R4
Transamerica Partners Large Core Portfolio (a series of TPP)	Transamerica Large Core
Class I3

Transamerica Partners Large Growth (a series of TPFG)	Transamerica Large Growth
Class R
Transamerica Partners Institutional Large Growth (a series of TPFG II)	Transamerica Large Growth
Class R4
Transamerica Partners Large Growth Portfolio (a series of TPP)	Transamerica Large Growth
Class I3

Transamerica Partners Large Value (a series of TPFG)	Transamerica Large Value Opportunities
Class R
Transamerica Partners Institutional Large Value (a series of TPFG II)	Transamerica Large Value Opportunities
Class R4
Transamerica Partners Large Value Portfolio (a series of TPP)	Transamerica Large Value Opportunities

Class I3

Transamerica Partners Balanced (a series of TPFG)	Transamerica Balanced II
Class R
Transamerica Partners Institutional Balanced (a series of TPFG II)	Transamerica Balanced II
Class R4
Transamerica Partners Balanced Portfolio (a series of TPP)	Transamerica Balanced II
Class I3

Transamerica Partners Stock Index (a series of TPFG)	Transamerica Stock Index
Class R
Transamerica Partners Institutional Stock Index (a series of TPFG II)	Transamerica Stock Index
Class R4

Transamerica Asset Allocation - Long Horizon (a series of TPFG II)	Transamerica Asset Allocation Long Horizon
Class R
Transamerica Institutional Asset Allocation - Long Horizon (a series of TPFG)	Transamerica Asset Allocation Long Horizon
Class R4
Transamerica Asset Allocation – Intermediate/Long Horizon (a series of TPFG II)	Transamerica Asset Allocation Long Horizon
Class R
Transamerica Institutional Asset Allocation – Intermediate/Long Horizon (a series of TPFG)	Transamerica Asset Allocation Long Horizon
Class R4

Transamerica Asset Allocation – Intermediate Horizon (a series of TPFG II)	Transamerica Asset Allocation – Intermediate Horizon
Class R
Transamerica Institutional Asset Allocation – Intermediate Horizon (a series of TPFG)	Transamerica Asset Allocation – Intermediate Horizon
Class R4
Transamerica Asset Allocation – Short/Intermediate Horizon (a series of TPFG II)	Transamerica Asset Allocation – Intermediate Horizon
Class R
Transamerica Institutional Asset Allocation – Short/Intermediate Horizon (a series of TPFG)	Transamerica Asset Allocation – Intermediate Horizon
Class R4

Transamerica Asset Allocation – Short Horizon (a series of TPFG II)	Transamerica Asset Allocation Short Horizon
Class R
Transamerica Institutional Asset Allocation – Short Horizon (a series of TPFG)	Transamerica Asset Allocation Short Horizon
Class R4